Exhibit 99.1
Contact:
Flow Investor Relations
Geoffrey Buscher
253-813-3286
investors@flowcorp.com

FLOW INTERNATIONAL ANNOUNCES SECOND QUARTER RESULTS
Record Revenues of $67 Million and New Advanced Segment Orders Exceeding $30 Million

Kent, WA - December 6, 2012 - Flow International Corporation (NASDAQ: FLOW), the world's leading developer and manufacturer of industrial waterjet machines for cutting and cleaning applications, today reported results for its fiscal year 2013 second quarter ended October 31, 2012.

For the quarter, Flow reported revenues of $67.0 million, which represents a new all-time quarterly high and a 4% increase from $64.5 million in the year-ago quarter. Standard Segment revenues of $63.2 million represent a 7% improvement versus the year-ago quarter, as consumable spare parts sales grew 13% to $23.0 million, also a new record. During the quarter, the Company recorded one-time items totaling $1.1 million in its Advanced Segment, $0.7 million related to securing a commitment for future business and $0.4 million related to an order that was not placed as planned. Net income in the second quarter was $2.1 million or $0.04 per share, compared to net income of $2.8 million or $0.06 per share in the prior-year period.

Adjusted EBITDA for the quarter was $6.0 million or 8.9% of sales, compared to $7.4 million or 11.4% of sales for the year-ago quarter. A reconciliation of Adjusted EBITDA to Net Income is provided in the accompanying financial tables.

Since the end of July, the Company has received orders in excess of $30 million for its Advanced Segment. Revenues from these orders will start to be recognized in the fourth quarter of fiscal year 2013 and should span five to six quarters until these projects are completed.

“On the strength of our Standard Segment business, we set another quarterly sales record,” said Charley Brown, President and CEO of Flow. “Our new products, and the new technology they deliver, continue to be very well received as we roll them out worldwide. Financially, our business continues to make significant progress as well. Year to date, our revenue is up 7% and our operating income is up 30%, even while we invest in the global new product introductions."

Operations Review for the 2013 Fiscal Second Quarter

•
Standard Segment sales, which include sales of systems that do not require significant custom configuration as well as parts and services for those installed systems, were $63.2 million for the quarter, an increase of $4.0 million or 7% from the year-ago quarter.

•
Advanced Segment sales, which include sales of complex aerospace and application systems requiring specific custom configuration and advanced features, were $3.8 million for the quarter, and as expected, a decline of $1.5 million or 28% from the year-ago quarter. Advanced Segment sales are recorded using the percentage of completion method, with lead times generally ranging from 12 to 24 months.

•	Aggregate gross profits were $25.4 million or 38% of sales for the quarter, compared to $25.3 million or 39% of sales in the prior-year quarter.

•
Standard Segment gross profits were $25.3 million or 40% of sales for the quarter, compared to the year-ago quarter gross profit of $24.2 million or 41% of sales. The gross profit variation is driven by product and geographic mix.

•
Advanced Segment gross profits were $0.1 million or 2% of sales in the current quarter, a decrease from $1.1 million or 21% of sales in the year-ago quarter. Gross profit in the quarter was negatively impacted by one-time items aggregating to $1.1 million.

•
Total operating expenses for the quarter were $21.5 million, compared to $20.2 million in the prior-year quarter. The year over year increase was anticipated, primarily due to lead generation activity, including multiple trade shows, as well as timing of personnel related costs.

Conference Call
Flow plans to hold a conference call to discuss these results today: Thursday, December 6, 2012 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). The conference call may be heard by dialing 877-941-1427 or 480-629-9664. A 7-day replay will be available following the call by dialing 800-406-7325 or 303-590-3030. The conference call passcode is 4577825. A live audio Webcast of the conference call may be found in the investor section at www.flowwaterjet.com. A Webcast replay of the call will also be available for 90 days

About Flow International
Flow International Corporation is the world's leading developer and manufacturer of industrial waterjet machines for cutting and cleaning applications used in multiple industries including aerospace, defense, automotive, disposable products, surface preparation, job shop, and more. For more information, visit www.flowwaterjet.com.

This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words "believe," "expect," "intend," "anticipate," variations of such words, and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the Company's filings with the U.S. Securities and Exchange Commission. Forward-looking statements in this press release include, without limitation, statements regarding the timing of recognizing revenue in the Advanced segment, the reception our new products is receiving, and future consistent performance of the advanced segment. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.

Flow International Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

U.S. Dollars in thousands, except per share data
	Three Months Ended October 31,			Six Months Ended October 31,
	2012	2011	% Change	2012	2011	% Change

Sales	$67,038	$64,533	4%	$133,273	$124,563	7%

Cost of Sales	41,618	39,217	6%	83,060	76,127	9%

Gross Margin	25,420	25,316	—%	50,213	48,436	4%

Operating Expenses:
Sales and Marketing	12,719	12,082	5%	25,198	24,778	2%
Research and Engineering	3,007	2,711	11%	5,218	5,367	(3)%
General and Administrative	5,730	5,361	7%	11,599	11,970	(3)%
Operating Expenses	21,456	20,154	6%	42,015	42,115	—%

Operating Income	3,964	5,162	(23)%	8,198	6,321	30%

Interest Expense, net	(313)	(300)	4%	(598)	(571)	5%
Other Expense, net	(124)	7	NM	(389)	(127)	NM

Income Before Income Taxes	3,527	4,869	(28)%	7,211	5,623	28%
Provision for Income Taxes	(1,352)	(2,138)	(37)%	(2,829)	(2,238)	26%

Income from Continuing Operations	2,175	2,731	(20)%	4,382	3,385	29%

Income from Discontinued Operations, net of Income Tax	(65)	48	NM	(51)	105	NM

Net Income	$2,110	$2,779	(24)%	$4,331	$3,490	24%

Basic and Diluted Income Per Share:
Income from Continuing Operations	$0.04	$0.06		$0.09	$0.07
Net Income	$0.04	$0.06		$0.09	$0.07

Weighted Average Shares Outstanding Used in Computing Basic and Diluted Income Per Share (000):
Basic	48,368	47,800		48,203	47,666
Diluted	48,904	47,800		48,941	47,666

NM = not meaningful

Flow International Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

U.S. Dollars in thousands
	October 31,	April 30,
	2012	2012	% Change
ASSETS
Current Assets:
Cash and Cash Equivalents	$15,273	$12,942	18%
Receivables, net	47,633	46,830	2%
Inventories	41,660	40,069	4%
Other Current Assets	17,854	15,704	14%
Total Current Assets	122,420	115,545
Property and Equipment, net	18,592	17,488	6%
Other Long-Term Assets	29,415	34,033	(14)%
Total Assets	$170,427	$167,066

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Subordinated Notes	10,059	—	NM
Accounts Payable and Other Accrued Liabilities	36,280	33,681	8%
Other Current Liabilities	20,954	25,419	(18)%
Total Current Liabilities	67,293	59,100
Other Long-Term Liabilities	7,536	7,331	3%
Subordinated Notes	—	9,587	NM
Total Liabilities	74,829	76,018

Shareholders’ Equity	95,598	91,048	5%
Total Liabilities and Shareholders' Equity	$170,427	$167,066

Flow International Corporation
Condensed Consolidated Statements of Cash Flows
(Unaudited)

U.S. Dollars in thousands
	Six Months Ended October 31,
	2012	2011	% Change
Cash Flows from Operating Activities:
Net Income	$4,331	$3,490	24%
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and amortization	2,839	3,151	(10)%
Deferred Income Taxes	2,667	1,189	NM
Provision for Slow Moving and Obsolete Inventory	128	258	(50)%
Bad Debt Expense	220	344	(36)%
Incentive Compensation Expense	1,299	1,198	8%
Warranty Expense	3,034	1,972	54%
Other	581	824	(29)%
Changes in Operating Assets and Liabilities:
Receivables	(1,693)	(1,784)	(5)%
Inventories	(2,607)	(5,865)	(56)%
Other Operating Assets	(340)	136	NM
Accounts Payable	553	2,164	(74)%
Other Operating Liabilities	(5,626)	(1,122)	NM
Net Cash Provided by Operations	5,386	5,955	(10)%
Cash Flows from Investing Activities:
Expenditures for Property, Equipment and Intangible Assets	(3,776)	(2,351)	61%
Other Investing Activities	532	269	98%
Net Cash Used in Investing Activities	(3,244)	(2,082)	56%
Cash Flows from Financing Activities:
Borrowings Under Credit Facility	31,140	31,200	—%
Repayments Under Credit Facility	(31,140)	(34,350)	(9)%
Other Net Repayments	(2)	29	NM
Net Cash Used in Financing Activities	(2)	(3,121)	NM
Effect of Changes in Exchange Rates	191	(230)	NM
Net Change in Cash and Cash Equivalents	2,331	522
Cash and Cash Equivalents, Beginning of the Period	12,942	9,096	42%
Cash and Cash Equivalents, End of the Period	$15,273	$9,618	59%

Supplemental Disclosures of Cash Flow Information
Cash Paid during the Period for:
Interest	$130	$215	(40)%
Taxes	$1,581	$931	70%

NM = not meaningful

Flow International Corporation
Supplemental Data
(Unaudited)

U.S. Dollars in thousands
	Three Months Ended October 31,			Six Months Ended October 31,
	2012	2011	% Change	2012	2011	% Change

Consolidated Sales by Category:
Standard System Sales	$40,330	$38,893	4%	$80,292	$71,871	12%
Advanced System Sales	3,751	5,276	(29)%	7,905	12,262	(36)%
Consumable Parts Sales	22,957	20,364	13%	45,076	40,430	11%
Total	$67,038	$64,533	4%	$133,273	$124,563	7%

Segment Revenue:
Standard	$63,202	$59,188	7%	$125,219	$112,192	12%
Advanced	3,836	5,345	(28)%	8,054	12,371	(35)%
	$67,038	$64,533	4%	$133,273	$124,563	7%

Depreciation and Amortization Expense	$1,413	$1,579	(11)%	$2,839	$3,151	(10)%

Capital Spending	$2,326	$1,720	35%	$3,776	$2,351	61%

Flow International Corporation
Reconciliation of Adjusted EBITDA to Net Income
(Unaudited)

U.S. Dollars in thousands
	Three Months Ended October 31,			Six Months Ended October 31,
	2012	2011	% Change	2012	2011	% Change

Net Income	$2,110	$2,779	(24)%	$4,331	$3,490	24%
Add Back:
Depreciation and Amortization	1,413	1,579	(11)%	2,839	3,151	(10)%
Income Tax Provision	1,352	2,138	(37)%	2,829	2,238	26%
Interest Charges	325	309	5%	665	620	7%
Non-Cash Charges (i)	768	558	38%	1,695	1,224	38%

Adjusted EBITDA	$5,968	$7,363	(19)%	$12,359	$10,723	15%

(i) Allowable Add Backs Pursuant to Credit Facility Agreement

     The Company defines Adjusted EBITDA as net income, determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), excluding the effects of income taxes, depreciation, amortization of intangible assets, interest expense, and other non-cash charges, which includes such items as stock-based compensation expense, foreign currency gains or losses, and other non-cash allowable add backs pursuant to the Company's Facility Agreement.

     Adjusted EBITDA is a non-GAAP financial measure and the presentation of this non-GAAP financial measure is not intended to be considered in isolation or as a substitute for the financial information presented in accordance with GAAP. The items excluded from this non-GAAP financial measure are significant components of the Company's financial statements and must be considered in performing a comprehensive analysis of the overall financial results. The Company uses this measure, together with GAAP financial metrics, to assess its financial performance, allocate resources, evaluate the overall progress towards meeting its long-term financial objectives, and assess compliance with its debt covenants. The Company believes that this non-GAAP financial measure is useful to investors and analysts in allowing for greater transparency with respect to the supplemental information used in the Company's financial and operational decision making. The Company's calculation of Adjusted EBITDA may not be consistent with calculations of similar measures used by other companies.